EXHIBIT 10.35
MURPHY OIL CORPORATION

PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT

Performance-Based Restricted Stock Unit Award Number [[GRANTNUMBER]]	Name of Grantee [[FIRSTNAME]] [[MIDDLENAME]] [[LASTNAME]]	Target Number of Performance-Based Restricted Stock Units Subject to this Grant [[SHARESGRANTED]]

This Performance-Based Restricted Stock Unit Award (this “Award”) is granted on and dated [[GRANTDATE]] (the “Grant Date”), by Murphy Oil Corporation, a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2025 Long-Term Incentive Plan (the “Plan”). Any terms used herein and not otherwise defined shall have the meanings set forth in the Plan.

This Agreement is subject to the following terms and provisions. In addition, certain terms and provisions applicable to this Award may be communicated to you in a separate brochure (the “Brochure”). By accepting this Agreement, you agree to the terms and provisions set forth below, in the Plan and in the Brochure.

1.The Company hereby grants to the employee named above (the “Grantee”) the target number of Performance-Based Restricted Stock Units set forth above (“Target RSUs”), each equal in value to one share of Common Stock.

2. This Award is subject to the following vesting and time lapse restrictions:

(a)In the event, and to the extent, that the Performance Measures as set forth in Section 3 below are satisfied in accordance with the Plan, the size of this Award will be determined by the Compensation Committee, and the Grantee will be paid the value of his or her earned Target RSUs in Shares during the first quarter of the fiscal year immediately following the completion of the Performance Measurement Period (as defined below); provided that, except as set forth in Sections 2(c), 2(d) and 2(e) below, the Grantee is employed by the Company on both the last day of the Performance Measurement Period and the date that the Compensation Committee determines the size of this Award.
(b)In the event that the Grantee’s employment terminates any time prior to the date that the Compensation Committee determines the size of this Award, except as set forth in Sections 2(c), 2(d) and 2(e) below, he or she will forfeit all Target RSUs pursuant to this Award.
(c)In the event of the Grantee’s death or Normal Termination (other than a termination for Cause or when grounds for Cause exist), the Grantee will receive the pro-rata number of Target RSUs earned for performance completed based upon the number of months worked pursuant to this Award up to the time of such termination, based on the actual achievement of the Performance Measures. In the event, and to the extent, that the Performance Measures are satisfied in accordance with the Plan and, as set forth in Section 3 below, and the size of this Award is determined by the Compensation Committee, the Grantee will be paid his or her Shares during the first quarter of the fiscal year immediately following the completion of the Performance Measurement Period.
(d)In the event of the Grantee’s termination of employment (other than a termination for Cause or when grounds for Cause exist) when the Grantee is (i) Retirement Eligible and (ii) (x) is 60 years or older and has ten (10) or more continuous years of service as an Employee or (y) is 65 years or older and has five (5) or more continuous years of service as an Employee, the Grantee will be eligible to receive any earned Target RSUs, based on actual achievement of the Performance Measures. In the event, and to the extent, that the Performance Measures are satisfied in accordance with the Plan and, as set forth in Section 3 below, and the size of this Award is determined by the Compensation Committee, the Grantee will be paid his or her Shares during the first quarter of the fiscal year immediately following the completion of the Performance Measurement Period. The Grantee will be credited with one year of service following each full year of employment for purposes of this section; provided, that, any years of

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service accrued prior to a break in service will not count towards the determination if the break in service was more than twelve (12) months in duration. Partial years of service, including partial years of prior service, will not be recognized and will not count towards the determination of years of service for purposes of this section.
(e)Notwithstanding anything herein to the contrary, this Award will fully vest and one hundred percent (100%) of the Target RSUs granted will be deemed to be earned at the target level of performance and will be paid in full, without restrictions, upon the occurrence of the Grantee’s Qualifying Termination of Employment. “Qualifying Termination of Employment” means the termination of the Grantee’s employment within the two-year period immediately following a Change in Control (x) by the Company or any of its affiliates without Cause or (y) by the Grantee for Good Reason. Upon a Qualifying Termination of Employment, payment will be made as soon as reasonably practicable within the 60-day period following the date of the Grantee’s Qualifying Termination of Employment, less any Shares or amounts deducted for applicable withholding taxes.
(f)For purposes of this Agreement, “Cause” means the occurrence of any of the following:
(i) Any act or omission by the Grantee which constitutes a material willful breach of the Grantee’s obligations to the Company or any of its affiliates or the Grantee’s continued and willful refusal to substantially perform satisfactorily any duties reasonably required of the Grantee, which results in material injury to the interest or business reputation of the Company or any of its affiliates and which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of the Grantee’s incapacity due to physical or mental illness) within thirty (30) days after written notification thereof to the Grantee by the Company; provided that no act or failure to act on the Grantee’s part shall be deemed willful unless done or omitted to be done by the Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in the best interest of the Company or its affiliates;

(ii) The Grantee’s commission of any dishonest or fraudulent act, which has caused or may reasonably be expected to cause a material injury to the interest or business reputation of the Company or any of its affiliates;

(iii) The Grantee’s plea of guilty or nolo contendere to or conviction of a felony under the laws of the United States or any state thereof or any other plea or confession of a similar crime in a jurisdiction in which the Company or any of its affiliates conducts business; or

(iv) The Grantee’s commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements

(g)For purposes of this Agreement, “Good Reason” means the occurrence of any of the following:
(i) Any material diminution in the Grantee’s title, status, position, the scope of duties assigned, responsibilities or authority, including the assignment to the Grantee of any duties, responsibilities or authority in any manner adverse to the Grantee or inconsistent with the duties, responsibilities and authority assigned to the Grantee prior to a Change in Control;

(ii) Any reduction in the Grantee’s base salary, annual target cash bonus opportunity or long-term incentive award opportunity immediately prior to a Change in Control;

(iii) A relocation of more than fifty (50) miles from the location of the Grantee’s principal job location or office prior to a Change in Control; or

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(iv) Any other action or inaction that constitutes a material breach by the Company or any of its affiliates of any employment or similar agreement pursuant to which the Grantee provides services to the Company or any of its affiliates;

provided, that the Grantee provides the Company with a written notice of termination indicating the Grantee’s intent to terminate his or her employment for Good Reason within ninety (90) days after the Grantee becoming aware of any circumstances set forth above, that the Grantee provides the Company with at least thirty (30) days following receipt of such notice to remedy such circumstances, and, if the Company fails to remedy such circumstances during such thirty (30) day period, that the Grantee terminates his or her employment no later than sixty (60) days after the end of such thirty (30) day period.

3.The “Performance Measures” for this Award are: (i) 80% of the Target RSUs (the “TSR Units”) shall be based on and subject to the achievement of the Company’s total shareholder return (“TSR”) over the Performance Measurement Period compared to the TSR of the Company’s peer group, and (ii) 20% of the Target RSUs (the “ROACE Units”) shall be based on and subject to the achievement of the amount determined by dividing (a) the sum of the Company’s cumulative earnings before interest, tax, depreciation and amortization for each of the three years in the Performance Measurement Period (Cumulative EBITDA), by (b) the sum of the Company’s average capital employed for each of the three years in the Performance Measurement Period (ACE). The number of Target RSUs earned (the “Payout Percentage”) is detailed in the tables below.

a.TSR Performance Measure. The number of TSR Units earned will be based on the Company’s percentile ranking in TSR over the Performance Measurement Period compared to that of the Company’s peer group, as set forth in the table below:

TSR Percentile Rank	Payout Percentage
Below 25th Percentile	0%
25th Percentile (Threshold)	50%
50th Percentile (Target)	100%
At or Above 90th Percentile (Maximum)	200%

The Payout Percentage in respect of the TSR Units will be interpolated for points between the Threshold and Maximum performance levels. Notwithstanding the foregoing, if the Company’s absolute TSR over the Performance Measurement Period is less than 0%, the Payout Percentage shall not exceed 100%.

b.ROACE UNITS Performance Measure. The number of ROACE Units earned will be based on the Company’s achievement of the amount determined by dividing the Cumulative EBITDA by the ACE, as defined above, for the Performance Measurement Period, as set forth in the table below:

ROACE Units Performance Level	Payout Percentage
Below [•]%	0%
[•]% (Threshold)	50%
[•]% (Target)	100%
[•]% or Above (Maximum)	200%

The Payout Percentage in respect of the ROACE Units will be interpolated for points between the Threshold and Maximum performance levels.

c.Performance Measurement Period. The “Performance Measurement Period” under this Award is January 1, 202[•] through December 31, 202[•].

4.Provided that the Performance Measures as set forth in Section 3 above are satisfied and Shares are to be paid to the Grantee without restriction, such Shares paid will be the net Shares earned pursuant to Section 3 above less the number of Shares which must be withheld to satisfy the tax withholding requirements applicable to such payment of Shares.

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5.Notwithstanding anything to the contrary in this Agreement, in no event will Grantee be entitled to receive Shares pursuant to this Award that would result in a violation of the individual limits imposed by Section 5(c) of the Plan. In the event the number of Shares that become issuable pursuant to this Award (determined based on the achievement of the Performance Measures in Section 3) would otherwise violate the individual limits set forth in Section 5(c) of the Plan, the Compensation Committee shall reduce the number of Shares issuable to the Grantee under this Award such that no such violation will occur, and the number of Shares subject to the portion of the Award that is so reduced will be deemed automatically forfeited and canceled for no consideration

6.In the event of any relevant change in the capitalization of the Company prior to the issuance of Shares underlying the Target RSUs, the number of Target RSUs may be equitably adjusted pursuant to the Plan to reflect that change.

7.This Award is not assignable except as provided under the Plan in the case of death and is not subject in whole or in part to attachment, execution, or levy of any kind.

8.The Grantee shall have no voting rights with respect to Shares underlying the Target RSUs unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

9.The Grantee is eligible to receive a payment equivalent to the dividends paid on shares of Common Stock equal in number to the earned Target RSUs granted hereunder. These dividend equivalents will be accrued over the performance period and included in any Shares issued at the end of the period. In the event that Shares are not earned, the accompanying accrued dividend equivalents will be forfeited.

10.The Grantee hereby acknowledges and agrees that the Grantee and the Award are subject to the terms and conditions of Section 21 (Clawback) of the Plan. Without limiting the foregoing sentence, by accepting this Award and the benefits provided hereunder, the Grantee hereby acknowledges and agrees that the Grantee, this Award, any other award granted to the Grantee under the Plan and any other incentive-based compensation (including any equity-based awards or cash-based awards) provided to the Grantee shall be subject to the Murphy Oil Corporation Compensation Recoupment Policy (as may be amended from time to time, the “Recoupment Policy”) or any other clawback or recoupment arrangements or policies the Company has in place from time to time, in each case, subject to the terms and conditions thereof. Accordingly, the Grantee agrees and acknowledges that this Award, any other award granted to the Grantee under the Plan and any other incentive-based compensation provided to the Grantee (as well as any other payments or benefits derived from such amounts, including any Shares issued or cash received upon vesting, exercise or settlement of any such awards or sale of Shares underlying such awards), which may include awards and other incentive-based compensation provided to the Grantee prior to the date of this Agreement, may be subject to forfeiture, cancellation and/or recoupment in accordance with the terms of the Recoupment Policy or such other applicable clawback or recoupment arrangements or policies.

11.Except as otherwise determined by the Compensation Committee, Awards granted under the Plan and pursuant to this Agreement shall satisfy the requirements of Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”) to avoid the imposition of any taxes, including additional income taxes, thereunder. In accordance with the terms of the Plan, if the Grantee is deemed to be a “specified employee” under Section 409A at the time of such Grantee’s “separation from service” (as defined in Section 409A), and any amount with respect to an Award is “deferred compensation” subject to Section 409A, any distribution of such amount that otherwise would be made to such Grantee with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Grantee’s incurring interest or additional tax under Section 409A.If the Award is “deferred compensation” subject to Section 409A and provides for payment (or the acceleration of a payment date) upon the disability of the Grantee, such amounts shall only be paid (or such payment date shall only be accelerated) to the extent the Grantee’s disability meets the requirements for “disability” within the meaning of Section 1.409A-3(i)(4) of the Treasury Regulations. If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Grantee’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. In the case of any Award which is to be paid out when vested and is intended to qualify as an exempt “short term deferral” under

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Section 409A, such payment shall be made as soon as administratively feasible after the Award became vested, but in no event shall such payment be made later than 2-1/2 months after the end of the calendar year in which the Award became vested unless otherwise permitted under the exemption provisions of Section 409A.

12.The Plan, this Agreement and the Brochure are administered by the Compensation Committee. In the event of any conflict between the terms and provisions of the Plan, this Agreement and/or the Brochure, the terms and provisions of the Plan shall control. The Compensation Committee has the full authority and discretion to interpret and administer the Plan consistent with the terms and provisions of the Plan.

Attest:                         Murphy Oil Corporation

___________________________________ By___________________________________